Exhibit 99.1
FOR IMMEDIATE RELEASE

May 2, 2018

THE EASTERN COMPANY REPORTS NET SALES OF $59.4 MILLION AND
 EARNINGS OF $0.49 PER DILUTED SHARE FOR THE FIRST QUARTER OF 2018

Naugatuck, CT – The Eastern Company (NASDAQ:EML) today announced the results of operations for the first quarter of 2018.  Sales for the first quarter were $59.4 million, compared to $36.0 million for the same period in 2017.  Net income for the first quarter of 2018 was $3.1 million, or $0.49 per diluted share, compared to $1.5 million, or $0.24 per diluted share, for the same period last year.

Mr. August Vlak, President and CEO, stated that "the 65% increase in sales for the first quarter of 2018 compared to the same period in 2017 reflects the acquisition of Velvac, Inc., which closed on April 3, 2017, as well as sustained organic growth across all three of our business segments.  Our Industrial Hardware segment grew by 137% in the first quarter of 2018 compared with the first quarter of 2017 and if sales resulting from the Velvac acquisition are excluded, our Industrial Hardware segment would have grown by 19% in the first quarter of 2018 compared with the first quarter of 2017 as a result of strong sales growth in the heavy duty truck, sports utility vehicles, and military markets.  Nationwide truck orders in the first quarter of 2018 hit the second highest mark in history and mark the best period for orders since 2006, according to ACT Research. Security Product segment sales grew by 9% in the first quarter of 2018 compared to the same period in 2017 in part as a result of Greenwald Industries winning significant new business over our competition in the commercial laundry market.  In our Metal Products segment, first quarter 2018 sales were up 16% compared to the first quarter of 2017.  This segment continues to benefit from strong sales to mining customers and solid growth to other industrial markets."

Net income increased 104% to $3.1 million for the first quarter of 2018 from $1.5 million for the comparable period of 2017.  The growth in net income was primarily attributable to the increase in sales and a reduction in income taxes.  Gross margins increased modestly to 24.8% of net sales in the first quarter of 2018 from 24.1% of sales in the first quarter of 2017.  Mr. Vlak added that "The favorable impact from cost absorption was partially offset by higher material costs, primarily due to increases in steel prices.  In addition, growth in net income was partially offset by our investments in new product development.  We sustained our investments in the development of new technology products at Road-iQ, a division of Velvac, and gPay at Greenwald Industries.  Road-iQ is a connected vehicle vision technology that provides both active and passive safety to drivers of RVs, trucks and other specialty vehicles, and gPay is a new payment system that enables consumers to use their mobile phones to pay for their laundry.  Both products are currently being tested by potential customers, and Road-iQ has secured initial orders for its blind spot detection application."

Mr. Vlak continued that "we continue to make progress with our three-part strategy of optimizing our portfolio, improving execution and building our balance sheet.  We continue to look for bolt-on acquisition opportunities that have strong economics and help us build scale in attractive end-markets.  We are beginning to see some impact of the uncertainty surrounding tariffs and trade regulation on our customers as well as our businesses.  However, we believe our businesses are well positioned to benefit from underlying growth in several of our core markets in 2018."

The Eastern Company will host a conference call to discuss its results for the first quarter of 2018 and other matters on Tuesday, May 8, 2018 at 9:00am EST.  Participants can access the conference call by phone at (888) 419-5570 with passcode 412 268 15.  Participants can also join via the web at https://www.webcaster4.com/Webcast/Page/1757/25638.

About The Eastern Company
The Eastern Company is 160-year old manufacturer of industrial hardware, security products and metal castings.  It operates 16 locations in the United States, Canada, Mexico, Taiwan and China.

Safe Harbor for Forward-Looking Statements
Statements in this document about our future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the rules, regulations and releases of the Securities and Exchange Commission. Any statements that are not statements of historical fact, including statements containing the words "believes," "intends", "continues," "reflects," "plans," "anticipates," "expects," and similar expressions, should also be considered to be forward-looking statements. Readers should not place undue reliance on these forward-looking statements, which are based upon management's current beliefs and expectations.  These forward-looking statements are subject to risks and uncertainties, and actual results might differ materially from those discussed in, or implied by, the forward-looking statements.  Among the risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements include, but are not limited to changing customer preferences, lack of success of new products, loss of customers and increased prices for raw materials.  There are important, additional factors that could cause actual results or events to differ materially from those indicated by such forward looking statements, including those set forth in our reports and filings with the Securities and Exchange Commission.  We undertake no obligation to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise.

The Eastern Company
August Vlak or John L. Sullivan III, 203-729-2255

Statement of Consolidated Income (unaudited)

THE EASTERN COMPANY (NASDAQ - EML)

	13 weeks ending March 31, 2018	13 weeks ending April 1, 2017

Net Sales	$59,444,997	$36,043,295

Net Income After Tax	$3,100,195	$1,517,141

Net Income Per Share:
Basic	$0.49	$0.24
Diluted	$0.49	$0.24

Weighted average shares outstandings:
Basic	6,263,553	6,256,496
Diluted	6,291,726	6,256,496